Exhibit 10.8

Free English Translation

OPERATIONAL AGREEMENT FOR THE USE OF ADMINISTRATIVE INFRASTRUCTURE

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A., a company headquartered at Avenida Manuel Bandeira, no. 291, Block A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, Condomínio Atlas Office Park, Vila Leopoldina, São Paulo, SP, ZIP Code 05317-020, registered with the CNPJ under No. 22.896.431/0001-10, herein represented in accordance with its corporate acts, hereinafter referred to as “PicPay”; and

BANCO ORIGINAL S.A, a company headquartered at Rua Porto União, no. 295, Brooklin Paulista, ZIP code 04568-020, São Paulo, SP, a financial institution, registered with the CNPJ under No. 92.894.922/0001-08, herein represented in accordance with its corporate documents, hereinafter referred to as “Banco Original”.

CONSIDERING THAT:

1) PicPay and Banco Original are institutions controlled by J&F Participações S.A., but belong to different conglomerates;

2) PicPay is an operating company duly incorporated under Brazilian law and will centralize the infrastructure of the administrative areas indicated in this Agreement, which will be used by Banco Original for administrative support purposes;

3) Banco Original will pay the corresponding costs/expenses.

In order to maintain the balance of the economic and financial relationship established between the Parties, they decide to formalize this Agreement (“Agreement”).

1.	PURPOSE

1.1 The purpose of this instrument is to define guidelines and rules regarding the use, by Banco Original, of PicPay’s administrative services, including services, human resources, systems, and materials employed, as described and characterized in Annex I - Support Areas and Annex II - Suppliers.

1.1.1	In the event that the Parties, by mutual agreement, wish to amend the terms of the Annex, it shall suffice to sign a separate document, which shall become an integral part of this instrument, indivisibly, and shall be entitled “Annex I” and so on, regardless of the execution of the respective addendum.

1.1.2	PicPay’s support areas will assist Banco Original in the same governance manner aligned between them and PicPay, in accordance with the forms, manuals, rules, policies, and internal regulations, meeting the same deadlines and procedures described in these materials (“Materials”).

1.2	There is no exclusivity between the Parties in relation to the subject matter of this Agreement.

2	PRICE AND FORM OF PAYMENT

2.1 Due to the use of PicPay’s infrastructure, as described in this instrument, Banco Original is obliged to make the respective payments to PicPay, in proportion to its actual use, according to the values and calculation parameters indicated in Annex I of this Agreement, by issuing a debit note.

2.1.1. The amounts indicated above shall include all charges, expenses, and social and labor costs, including work accident and civil liability insurance, taxes, salary variations, and any other costs that the Parties may incur in order to comply with this instrument.

2.2 PicPay shall issue, at the intervals indicated in the Annex, a debit note with the amounts calculated based on the definitions in the Annexes, which shall be paid by the debtor Party by crediting the current account held by the creditor Party, with each credit note constituting proof of payment and receipt of settlement.

2.2.1 In addition to the debit notes, PicPay shall submit reports prepared in accordance with the provisions of the Annexes, showing, individually, by Support Area, the monthly uses and their respective costs.

2.3 Unjustified delay in payment shall subject the defaulting Party to payment of the amount due plus a penalty of 2% (two percent), calculated on the principal amount in arrears, and interest on arrears of 1% (one percent) per month, calculated pro rata die.

2.4 In the event of a dispute between the Parties regarding the amounts due, the debtor Party shall pay the undisputed amounts, suspending the enforceability of the disputed amounts until the dispute is resolved.

2.5 The Parties hereby authorize the offsetting of credits owed to them against the amount of fines and reimbursements for which they are liable, calculated in accordance with the provisions of this instrument.

2.6 During the execution of this adjustment and even after its termination, the Parties shall observe the principles of probity and good faith and the ancillary duties of loyalty, information, cooperation, and confidentiality.

3.	TERM AND TERMINATION

3.1. This Agreement shall enter into force on the date of its signature and shall remain valid for an indefinite period.

3.1.1. The division criteria mentioned in Annex I shall be reviewed periodically every one (1) year by the Parties.

3.2. Either Party may, at any time, upon thirty (30) days’ prior written notice, terminate this instrument, regardless of the reason and without payment of a fine or any type of penalty, unless the termination may cause any financial impact on the other Party, in which case one Party shall reimburse the other for expenses incurred and/or to be incurred.

3.3. This instrument may also be terminated, at the discretion of the innocent Party:

(i)	by written notice, in the event of breach of a contractual or legal provision by one of the Parties and not remedied within ten (10) days of receipt of written notification sent by the innocent Party; and

(ii)	regardless of notice, in cases of judicial or extrajudicial reorganization, liquidation, dissolution, or bankruptcy of either Party.

3.4. If this instrument is terminated based on subitem 3.3 (i), the innocent Party shall be entitled to claim compensation, upon proof of losses and damages.

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3.5. In any event of termination, whether normal or early, of this Agreement, the Parties shall comply with the following specific obligations:

(i)	cease the sharing of services in their support-person areas; and

(ii)	pay the other Party all amounts due for expenses already incurred.

3.6. In the event that PicPay is unable to continue the services for any reason, Banco Original may assume the position in the performance of the services mentioned in this Agreement and the contractual position with the shared suppliers for the purpose of continuing the services, by entering into the appropriate contractual instrument(s).

4.	NO EMPLOYMENT RELATIONSHIP

4.1. Under no circumstances shall this instrument establish an employment relationship between PicPay employees and Banco Original, or vice versa, each party being liable for any labor claims brought by its employees, agents, and other collaborators.

4.2. In the event that Banco Original suffers fines, labor claims, or any other administrative or judicial measures brought or motivated by employees who are part of PicPay’s administrative infrastructure, as listed in Annex I, PicPay undertakes to promptly assume its status as employer and sole responsible party for said collaborators, assisting Banco Original in its defense, providing all necessary documents, and assisting in the accurate verification of the facts.

5.	RESPONSIBILITIES

5.1. Each Party shall be responsible for its respective obligations in the civil, labor, social security, tax, insurance, administrative, and socio-environmental areas until the respective rights expire or lapse. The Parties undertake to indemnify, defend, and hold harmless the other Party in relation to any and all liabilities, obligations, losses and damages, costs and expenses, including attorneys’ fees, fines, penalties, judgments, and amounts paid as settlement, taxes, due to the other Party’s negligent or willful misconduct.

5.2. The Parties shall bear the taxes incumbent upon them, in accordance with the legislation in force, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

6.	INTELLECTUAL PROPERTY

6.1. The trademarks, patents, industrial designs, applications, databases, pre-existing materials of PicPay and/or any and all materials produced as a result of the use of the support areas, including, but not limited to, concepts, formulas and designs, know-how, layouts, software, source codes, technical documentation, models, ideas, project management tools and methodologies, product and service development methodologies, information system methodologies, business plans, functionalities, documentation and characteristics of financial products and services and policies, as well as intellectual works of any kind or nature, are the full and exclusive property of PicPay, unless expressly agreed otherwise in writing between the parties.

6.1.1. PicPay may freely use the intellectual property of the materials produced under this instrument, by any means or in any form, for any purpose and at any time, in any location, including abroad, and may also alter, supplement, update, or create derivatives that are also its exclusive property, either by itself or by third parties contracted for this purpose, without any limitation and regardless of any formality or authorization from anyone.

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7.	CONFIDENTIALITY

7.1. During the term of this Agreement and for up to two (2) years after its termination, the Parties shall maintain confidentiality regarding this instrument, the negotiations that preceded it, its execution, and all information obtained or accessed as a result of its subject matter, refraining from using it for any purpose other than the normal execution of this Instrument.

7.1.1. “Confidential Information” means any information or document of the Parties, obtained or accessed by the other P arty, including personal data and customer transactions, employee data, business data, economic and financial information, strategic, technical, legal, accounting, operational, administrative, commercial, financial, and economic reports and analyses, as well as intellectual works and software owned by them, obtained by any means (oral or written, express or tacit), which may be contained in any documents, spreadsheets, programs, systems, photographs, reports, physical media, electronic media, etc.

7.1.2. The term referred to in subitem 7.1 does not apply to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the Parties on a permanent basis.

7.2. All Confidential Information shall be kept in a secure location with access restricted to those professionals of the Parties who need such information.

7.3. The Parties undertake to immediately inform each other of any breach of confidentiality rules by any person, including unintentional or negligent breaches of Confidential Information.

7.4. If either Party is required to disclose any Confidential Information due to an administrative or judicial order, it shall inform the other Party within 24 (twenty-four) hours so that the latter may take the legal measures it deems necessary.

8.	COMBATING CORRUPTION AND ETHICAL CONDUCT

8.1. The Parties undertake to:

a) comply, at all times, with all applicable regulations, laws, and legislation, including, but not limited to, Brazilian anti-corruption laws and decrees, Law No. 12,846, of August 1, 2013, and Decree No. 11,129, of March 11, 2022;

b) respect all such laws, as well as any other anti-bribery, anti-corruption, or conflict of interest laws that may be applicable under this Agreement; and

c) not engage in any irregular or illegal conduct, nor take any action or perform any act that may directly or indirectly favor one another or any of the companies in their respective economic conglomerates, in violation of applicable laws in Brazil or abroad.

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8.2. The Parties further undertake and agree that:

a) shall not, during the term of this instrument or in the performance of any related activity, take any action, payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) that seeks to induce that official to use their influence with the government and/or any agency, company, political party, autonomous government agency, or public office for the purpose of obtaining improper business advantages for themselves or for the other Party;

b) shall immediately report to the other Party any information that may indicate that there has been any type of action, payment, offer, or promise, directly or indirectly, to any public official for the purpose described above, that is, the Party that becomes aware that any of its agents or employees have failed to comply with the above-agreed premises and obligations shall spontaneously report the fact to the other Party, so that, together, they can develop and execute an action plan to (i) immediately remove the employee or agent; (ii) prevent such acts from recurring; and (iii) ensure that the Agreement remains in force, safeguarding the right of the notified Party to terminate this instrument immediately, even without the consent of the other Party;

c) shall inform each other of any political contributions as required by law;

d) no public official (whether municipal, state, or federal) has any participation or financial interest in their respective businesses, and shall promptly inform the other Party in writing of any future participation or interest in this regard;

e) all information provided by the Parties under this Agreement is true and accurate;

f) they, their partners, directors, agents, attorneys, administrators, associates, employees, consultants, or representatives have not been convicted, found guilty, or indicted for any offense involving fraud, corruption, or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, allegedly suspended or disqualified, or in any way unqualified for government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illegal or shady business practices, in the practice of acts that bring commercial and/or image discredit to the other Party;

g) will properly complete any due diligence form, providing all information requested therein;

h) maintain their business books, records, and accounting and financial documents with sufficient detail and accuracy to clearly reflect the operations and resources covered by this Agreement; and

i) submit documents and information that may assist the other Party in its defense, should either Party become involved in any situation related to corruption or bribery as a result of an action taken by the other Party.

8.3. The parties declare that they are familiar with (i) PicPay’s Code of Ethics and Conduct - Codec, available at https://etica-compliance.picpay.com/; (ii) Banco Original’s Code of Ethics and Anti-Corruption Policy, available at https://www.original.com.br/governanca/; and (iii) the Anti-Money Laundering and Counter-Terrorist Financing Policy, available at https://cdn.picpay.com/docs/picpay/portais/politica-pld-conglomerado-publico-externo.pdf, and undertake to comply with them, on their own behalf and on behalf of their employees.

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8.4. The Parties undertake that:

a) do not use illegal labor, and undertake not to use practices analogous to slave labor or child labor, except for legal exceptions, either directly or indirectly, through their respective product and service suppliers;

b) do not employ minors under the age of 18 (eighteen), including minor apprentices, in places that are harmful to their education, physical, mental, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and also at night;

c) do not engage in practices of negative discrimination that limit access to or maintenance of employment, such as, but not limited to, reasons of: sex, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy;

d) commit to protecting and preserving the environment, as well as preventing and eradicating practices harmful to the environment, performing their services in compliance with current legislation regarding the National Policy on the Environment and Environmental Crimes, as well as legal, regulatory, and administrative acts related to the environmental and related areas, issued by the federal, state, and municipal governments; and

e) do not engage in practices related to activities that involve criminal profit from prostitution or sexual exploitation of vulnerable persons.

9.	GENERAL DATA PROTECTION LAW

9.1 The trademarks, patents, industrial designs, applications, databases, pre-existing materials of each Party and/or any and all materials produced as a result of this Agreement, including, but not limited to, concepts, formulas and designs, know-how, layouts, software, source codes, technical documentation, models, ideas, tools and project management methodology, product and service development methodologies, information systems methodologies, business plans, functionalities, documentation and characteristics of financial products and services and policies, as well as intellectual works of any kind or nature, are the full and exclusive property of each of the original owners.

9.2. The Parties hereby undertake to provide each other with any and all information or documents necessary to enable the exercise of all relevant intellectual property rights, as well as to make the appropriate registrations.

9.3. Any and all material developed during the term of this Agreement by PicPay, due to the use of its infrastructure by Banco Original, shall bear the trademark of Banco Original or another company expressly indicated by it.

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9.4. PicPay may not use the name of Banco Original, its trademarks, logos, and other distinctive signs, even for reference purposes, in any medium and for any reason, without the prior written authorization of said Bank.

9.5. PicPay guarantees that the materials resulting from the use of its infrastructure and the pre-existing materials owned by it do not and will not infringe any intellectual property or personality rights, patents, or trade secrets of third parties, and shall be fully liable for any losses resulting from any legal or administrative action based on the violation of such rights.

10.	GENERAL PROVISIONS

10.1. This instrument represents the complete and total agreement between the Parties and may not be modified or altered without the prior and express written consent of the legal representatives of the Parties or their respective successors, and the assignment of rights and obligations arising from this instrument is prohibited without the written consent of the other Party.

10.2. The Parties expressly acknowledge that: (a) full compliance with the obligations set forth herein is of fundamental importance to the balance of this Instrument and (b) the terms and conditions set forth in this instrument are fair and reasonable and have been agreed upon in accordance with the principles of probity and good faith.

10.3. The Parties shall bear the taxes incumbent upon them, in accordance with the legislation in force, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

10.4. All communications between the Parties shall be in writing and by mail or email, with proof of delivery.

10.5. Any omission or tolerance by either Party in demanding faithful compliance with the terms and conditions of this Agreement shall not constitute novation, forgiveness, or waiver, nor shall it affect the Party’s right to demand compliance at any time.

10.6. The possible invalidity, nullity, or unenforceability of any provision shall not affect the other provisions of this Agreement, which shall remain valid and enforceable, and the clause declared null or unenforceable shall be replaced by another that leads the Parties to the same economic and legal result sought.

10.7. Without prejudice to the possibility of contractual termination due to involuntary non-performance, neither Party shall be considered in default, nor shall it be liable to the other for failure to perform its obligations, to the extent that such non-compliance results exclusively and demonstrably from an event beyond its control, unforeseeable circumstances or force majeure, or from an act or omission attributable solely to the other Party.

11.	JURISDICTION

11.1 The Parties hereby choose the courts of the city of São Paulo, State of São Paulo, to settle any disputes relating to this instrument.

11.2 And, as they are fair and agreed upon, the Parties agree that the signing of this instrument will be carried out electronically, as authorized by Provisional Measure 2.200-2/2001, recognizing that this resource is valid, binding, and enforceable for all legal purposes. The Parties individually declare that they have adopted security measures to prevent unauthorized access by third parties to the signature tools used herein.

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São Paulo, January 21, 2025

/s/ Francisco José Pereira Terra	/s/ Fernando Abe Ohara
Francisco José Pereira Terra	Fernando Abe Ohara

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A

/s/ Luiz Meneguetti	/s/ Sergio Leomil
Luiz Meneguetti	Sergio Leomil

BANCO ORIGINAL S.A

Witnesses:

1.	/s/ Haime Farias Heredia		2.	/s/ Eduardo de Barros Teixeira
	Name:	Haime Farias Heredia		Name:	Eduardo de Barros Teixeira
	CPF:			CPF:

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SUPPORT AREAS

APPENDIX I

SUPPORT AREA	DESCRIPTION OF ACTIVITIES	PAYMENT CRITERIA	METHOD OF PAYMENT
Facilities	Use of the infrastructure of the facilities services in the building of Brooklin and Banco Original offices	14.29% of the facilities payroll costs.	Monthly Payment
Facilities	Use of space and rental of offices used by Banco Original	14.29% of rental costs	Monthly Payment
Procurement	Purchasing services, through intermediation in the negotiation and contracting of goods and services with suppliers.	20% of all costs charged to the Procurement cost center.	Monthly Payment
Ombudsman	Ombudsman services, including handling customer complaints.	30% of the costs calculated at the end of each month, which may be reduced during the term of the contract, depending on the reduction in the use of services by Banco Original.	Monthly Payment
Corporate HR	services for health, safety, and well-being.	8.43% of people assigned to Banco Original for Personnel, Benefits, Consumables, and Third-Party services.	Monthly Payment
Corporate HR	services of payroll benefits.	8.43% of people assigned to Banco Original for Personnel, Benefits, Rent Equipment/Freight, Facilities, Material Equipment/Freight, Facilities, Consumer Goods, Technology. Consumption, Technology.	Monthly Payment
Corporate HR	Use of DHO service infrastructure.	8.43% of people assigned to Banco Original for Personnel and Benefits services, Calendar Actions, Diversity Actions, Lidera, Climate and Engagement Survey, and Shared Systems (Greenhouse, LinkedIn Learning, and Recruiter).	Monthly Payment
Corporate HR	Use of Compensation services infrastructure by the Human Resources team for o Banco Original.	Use 8.43% of personnel costs and expenses allocated to servicing Banco Original.	Monthly Payment
Corporate HR	Use of the Management and Executive Board service infrastructure by the Human Resources team for Banco Original Banco Original.	8.43% of personnel costs and expenses allocated to Banco Original services.	Monthly Payment

1.1. For the purposes of defining the percentages indicated in the table above, the Parties assessed the total volumes used by Banco Original, calculated on the total costs of PicPay, in each of the areas indicated in this Agreement.

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São Paulo, January 21, 2025

SUPPLIER ANNEX ANNEX II

●	BENEFICIARY COMPANY. As defined in the spreadsheet below.

●	COMPANY TO BE REIMBURSED. As defined in the spreadsheet below.

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

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